Filed pursuant to Rule 424(b)(3)
Registration No. 333-266725

Prospectus

CENNTRO ELECTRIC GROUP LIMITED

Up to 76,673,339 Ordinary Shares

This prospectus relates to the issuance by us and resale by the selling security holders named in this prospectus (the “Selling Shareholders”) of up to an aggregate of 76,673,339 ordinary shares, no par value per share (“Ordinary Shares”), which consists of (i) of Cenntro Electric Group Limited ACN 619 054 938, an Australian public company formerly known as Naked Brand Group Limited which consists of (i) up to 49,466,669 Ordinary Shares (the “Conversion Shares”) that are issuable to certain of the Selling Shareholders that are party to the Securities Purchase Agreement, dated as of July 20, 2022 (the “Securities Purchase Agreement”) upon the conversion of $61,215,000 aggregate principal amount of our senior secured convertible notes (the “Convertible Notes”), plus accrued and unpaid interest thereon, based upon a conversion price of $1.2375 per share; (ii) up to 24,733,336 Ordinary Shares (the “Investor Warrant Shares”) that are issuable to certain of the Selling Shareholders that are party to the Securities Purchase Agreement upon the exercise of warrants to purchase Ordinary Shares that we issued to such Selling Shareholders in the private placement that closed in connection with the Securities Purchase Agreement (the “Investor Warrants”); and (iii) and up to 2,473,334 Ordinary Shares (the “Placement Agent Warrant Shares” and together with the Investor Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of warrants (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”) to purchase Ordinary Shares that we issued to the placement agent in such private placement (the “Placement Agent”).

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Shareholders will issue, offer or sell, as applicable, any of the securities hereby registered. The Selling Shareholders may offer, sell, or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of our Ordinary Shares by the Selling Shareholders pursuant to this prospectus. We will, however, receive the net proceeds of any Investor Warrants exercised for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Ordinary Shares. See “Plan of Distribution” beginning on page 21 of this prospectus.

Information regarding the Selling Shareholders, the number of Ordinary Shares that may be sold by each of them or their respective transferees, pledgees, donees or other successors-in-interest, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution.” We have not been informed by the Selling Shareholders when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell any, all, or none of the securities offered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received will be deemed underwriting compensation.

Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “CENN.” The closing price of our Ordinary Shares on September 16, 2022 was US$1.19 per share and we had 261,307,722 Ordinary Shares outstanding as of the date of this prospectus. During the 12 months prior to the date of this prospectus, our Ordinary Shares have traded at a low of $1.05 and a high of $14.05. There has been no change recently in our financial condition or results of operations that is consistent with the recent change in our stock price.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our securities involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page 4, the risk factors described under “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report on Form 20-F for the year ended December 31, 2021, as well as the other information contained in or incorporated by reference in this prospectus before making a decision to invest in our securities.

Any references to “Cenntro” are to Cenntro Electric Group Limited ACN 619 054 938, an Australian public company and the holding company, and any references to “we”, “us”, “our Company,” “the Company,” or “our” are to Cenntro Electric Group Limited ACN 619 054 938 and its subsidiaries.

Cenntro is a holding company incorporated in Australia and with principal executive offices in New Jersey. As a holding company with no material operations of its own, Cenntro conducts operations through its subsidiaries in the United States, Germany and in the People’s Republic of China, which we refer to as the PRC or China.  Investors are purchasing securities of an Australian holding company which has no operations. While a significant portion of our business functions are located in the United States, including executive management, corporate finance and sales, our operations in China through our PRC subsidiaries subject us and our investors to unique risks due to uncertainty regarding the interpretation and application of currently enacted PRC laws and regulations and any future actions of the PRC government relating to the foreign listing of companies with significant PRC operations, and the possibility of sanctions imposed by PRC regulatory agencies, including the China Securities Regulatory Commission, if we fail to comply with their rules and regulations. Therefore, these risks may result in a material change in our operations and the value of our ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. As a U.S.-listed public company with operations in China, we may face heightened scrutiny and negative publicity, which could materially affect our operations or significantly limit our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. For a description of some of the China-related risks to this offering, see “Risk Factors—Risks Related to Doing Business in China” incorporated by reference herein from our Annual Report on Form 20-F for the year ended December 31, 2021 filed on April 25, 2022, as amended on August 5, 2022, including any subsequent amendments thereof (the “Annual Report”).

Cash transfers through the holding company and the subsidiaries since inception are primarily attributed to: 1) capital contribution from the Cenntro Electric Group Limited (“CEGL”) to its subsidiaries; 2) shareholder loans from CEGL to its subsidiaries; or 3) payment from one group company to another through intercompany transactions. During the year ended December 31, 2021, the total material cash transfer of other assets within the organization was USD 30 million. The transfer consisted of a $19.2 million loan from Naked Brand Group Limited (“NBGL”), as CEGL was then named, to Cenntro Automotive Group Limited, a wholly owned Hong Kong subsidiary (“CAGHK"), and a $10.8 million loan to Cenntro Automotive Corporation, a wholly owned Delaware subsidiary (“CAC”). The $19.2 million loan was later injected by CAGHK into subsidiaries wholly owned by CAGHK as registered capital.  The loan to CAGHK loan was forgiven after the closing of the acquisition of CAGHK and CAC by NBGL (which subsequently became CEGL via a name change) on December 30, 2021. There was no cash amount transferred from the operating subsidiaries to the holding companies during the year 2021 in the form of loans, advances, or dividends. As of the date of this filing, the Company has not yet been profitable and none of our operating subsidiaries have made any dividend or distributions to the holding company or through the intermediate holding companies, or to investors including U.S. investors.

Our subsidiaries are permitted to pay dividends to us only out of their accumulated profits. Additionally, each of our subsidiaries in the PRC must make appropriations from after-tax profit to a statutory surplus reserve fund. The reserve fund requires an annual appropriation of 10% of after-tax profit (determined under accounting principles generally accepted in the PRC at each year-end) after offsetting accumulated losses from prior years until such reserve reaches 50% of the subsidiary’s registered capital. The reserve fund can only be used to increase the registered capital and eliminate further losses of the respective companies under PRC regulations. These reserves are not distributable as cash dividends, loans or advances. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Total restrictions placed on the distribution of the Company’s PRC subsidiaries’ net assets were $37,383,696, or 14% of the Company’s total consolidated net assets as of December 31, 2021. See “Prospectus Summary - Transfers of Cash Between our Company and Our Subsidiaries” on page 9 of this prospectus and page 5 of the Annual Report.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, the AHFCAA, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor.

Our current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included in the Annual Report, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the Determination Report. Marcum Asia has been inspected by the PCAOB on a regular basis with the last inspection in 2020. However, as noted above, recent developments create uncertainty as to the PCAOB’s continued ability to conduct inspections of our independent accounting firm Marcum Asia. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the China Securities Regulatory Commission and China’s Ministry of Finance (the “MOF”). The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, the signed SOP Agreements are just the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. In addition, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. For more information, see prospectus summary on page i of this prospectus and risk factors on pages 34 to 35 of the Annual Report.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 27, 2022

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders may, from time to time, sell the securities offered by it described in this prospectus. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Ordinary Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

Pursuant to that certain registration rights agreement, dated July 20, 2022 (the “Registration Rights Agreement”), by and among the parties thereto, we agreed to register the Ordinary Shares covered by this prospectus in order to permit the Selling Shareholders to offer the Ordinary Shares for resale from time to time.

If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Ordinary Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information you should consider before investing. You should read and consider carefully the more detailed information included or incorporated by reference in this prospectus, including the risk factors described under the heading “Risk Factors” beginning on page 4 of this prospectus, as well as the risk factors described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021 filed by us with the SEC on April 25, 2022, as amended on August 5, 2022 including any subsequent amendments thereof (the “Annual Report”), and the information in the other documents along with our financial statements and accompanying notes incorporated by reference herein, before making an investment decision.

Our Company

We are a designer and manufacturer of electric light- and medium-duty vehicles (“ECVs”). Our purpose-built ECVs are designed to serve a variety of corporate and governmental organizations in support of city services, last-mile delivery and other commercial applications. Our mission is to leverage on our technological and research and development capabilities in areas such as vehicle design, digital component development, vehicle control software and “smart driving” to become a technology leader in the ECV market.

We have established an asset-light, distributed manufacturing business model through which we can distribute our unique modular vehicles in vehicle kits for local assembly in addition to fully assembled vehicles. Each of our vehicle models has a modular design that allows for local assembly in small factory facilities, which allows us to focus our efforts on the design of ECV models and related technologies while outsourcing various portions of the manufacturing, assembly and marketing of our vehicles to qualified third parties, allowing the Company to operate with lower capital investment than traditional vertically integrated automotive companies.

Up until December 31, 2021, we outsourced the vast majority of the marketing of our vehicles to third party “channel partners” and relied substantially on private label channel partners to assemble the Metro® from vehicle kits that we manufactured in our China-based facilities. Our relationships with such third parties, our “channel partners,” have allowed us to forego expensive capital investments in our own facilities and operate within our historic working capital limitations. With the introduction of our new ECV models, however, we have begun the process of shifting the manufacturing of our vehicle kits and in some cases fully assembled vehicles to third party Original Equipment Manufacturer (“OEM”) manufacturing partners and, in the case of vehicle kits, assembling them in our own facilities in North America and Europe. We have established a European Operations Center in Dusseldorf, Germany, which provides marketing support, after-market support and spare-parts warehousing for the European market, as well as warehousing services with a logistics company in Budapest, Hungary to house spare parts for our ECVs. We are also in the process of establishing an assembly facility in Jacksonville, Florida, where we plan to assemble our new Logistar™ 400 and Teemak™ models for sale in the North American market. We expect to begin trial assembling operations at the Jacksonville facility by the end of 2022. We believe that augmenting our channel partner network, assembly facilities and support centers together with regionalizing our supply chain will enhance brand recognition, provide economic advantages and reduce time to market for our ECVs.

We began pilot production of our first-generation, U.S. Class 1 (0-6,000 lbs.), electric light-duty commercial vehicle, the Metro®, in 2018. The Metro® is a customizable ECV used in commercial applications such as city services (i.e., street cleaners, firetrucks, food trucks and garbage trucks) and last-mile delivery. The Metro® was “born electric,” meaning that, unlike many other ECVs that are converted from existing ICE designs, the Metro® was purpose-built from inception to be highly cost-effective and energy efficient, implementing a number of proprietary design elements including a lightweight structure and efficient power system. With our developed supply chain, relationships with component vendors, our channel partner network, and our growing manufacturing capacity through new facilities, we believe we are in position for larger scale production and distribution of the Metro®. We have also developed the Teemak™, an off-road electric commercial vehicle with essentially no homologation requirements in the United States and limited certification requirements, and Logistar™ 200, which is a European Union N1 Class electric commercial vehicle designed to meet the European Union’s city delivery and city service requirements. The Teemak™ first became commercially available in the United States in December 2021. The Logistar™ 200 was homologated in the European Union in January 2022 and first became commercially available in the European market in February 2022.

We have invested resources in the research and development not only of ECV design and manufacturing processes, but also in digitally enabled components, intra-vehicle communication, vehicle control and vehicle automation, or what we collectively refer to as “vehicle digitization,” as well as in the improvement of lithium battery technology. We have developed a prototype system-on-chip (which we sometimes refer to as an “SOC”) for vehicle control and an open-platform, programmable chassis, with potential for both programmable and autonomous driving capabilities. We have also designed and developed in-house a proprietary telematics box, sometimes referred to as a T-Box, which allows our ECVs to send and receive data relating to location, speed, acceleration, braking and battery consumption, among others, to end-users. Additionally, our engineers have worked closely with certain of our qualified suppliers to co-design digitally enabled components in areas such as steering, braking, acceleration and signaling.

The electrification of the global automotive industry has been a major policy focus of governments worldwide. Certain countries, such as the United States, China, Canada, Germany and various other European countries, have announced aggressive EV initiatives designed to reduce carbon emissions, through the replacement of fossil fuels, and have begun incentivizing the development and sale of ECVs through government subsidy programs.

Corporate Structure

Cenntro is a holding company incorporated in Australia and with principal executive offices in New Jersey. As a holding company with no material operations of its own, Cenntro conducts operations through its subsidiaries in the United States, Germany and in the People’s Republic of China, which we refer to as the PRC or China. Our current corporate structure is as follows:

Recent developments

On May 23, 2022, we dissolved both of our previously dormant Nevada subsidiaries Naked Brand Group, Inc. and Naked Inc.

On June 8, 2022, Cennatic Power, Inc. was incorporated under the laws of the state of Delaware as a wholly-owned subsidiary of Cenntro Automotive Corporation. Cennatic Power, Inc. currently has no operations.

Legal Proceedings

From time to time, we may be subject to various legal claims and proceedings that arise from the normal course of business activities, including, third party intellectual property infringement claims against us in the form of letters and other forms of communication. Litigation or any other legal or administrative proceeding, regardless of the outcome, could result in substantial cost, diversion of our resources, including management’s time and attention, and, depending on the nature of the claims, reputational harm. In addition, if any litigation results in an unfavorable outcome, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand. Please refer to the description as contained in “Item 8 – Financial Information - A. Consolidated Statements and Other Financial Information” on page 116 of our Annual Report and the information described below.

In October 2021, Sevic Systems SE (“Sevic”), a former channel partner, commenced a lawsuit against Shengzhou Machinery, one of Cenntro’s wholly owned subsidiaries, relating to a breach of contract for the sale of goods (the “Sevic Lawsuit”). Sevic filed its complaint with the People’s Court of Keqiao District, Shaoxing City, Light Textile City (the “People’s Court”). In the Sevic Lawsuit, Sevic alleges that the Shengzhou Machinery provided it with certain unmarketable goods and requests that the People’s Court (i) terminate two signed purchase orders under its contract with Shengzhou Machinery and (ii) award Sevic money damages for the cost of goods of $465,400, as well as interest and incidental losses, including freight and storage costs, for total damages of approximately $628,109. Sevic applied to the People’s Court to freeze certain assets of Shengzhou Machinery, which request was granted, resulting in the Company having restricted cash of $595,548 on its balance sheet as of December 31, 2021. The Company does not believe that Sevic’s claims have merit and intends to vigorously defend against such claims.

On March 25, 2022, Shengzhou Hengzhong Machinery Co., Ltd. (“Shengzhou”), an affiliate of Cenntro Automotive Corporation, filed a demand for arbitration against Tropos Technologies, Inc. with the American Arbitration Association, asserting claims for breach of contract and unjust enrichment. Shengzhou is seeking payment of $1,126,640 (exclusive of interest, costs, and attorneys’ fees) for outstanding invoices owed by Tropos Technologies, Inc. to Shengzhou. As of the date of, Tropos Technologies, Inc. has not yet responded to the demand.

In June 2022, Sevic Systems SE (“Sevic”) filed for injunctive relief in a corporate court in Brussels, Belgium, alleging Cenntro Automotive Europe GmbH’s (“CAE”; formerly Tropos Motors Europe GmbH or TME) infringement of Sevic’s intellectual property (“IP”) rights. The injunctive action was also directed against LEIE Center SRL (“LEIE”) and CEDAR Europe GmbH (“CEDAR”), two distribution partners of CAE. There, Sevic claims it acquired all IP rights to an electric vehicle, the so-called CITELEC model (“CITELEC”), fully and exclusively from the French company SH2M Sarl (“SH2M”) under Mr. Pierre Millet. Sevic claims these rights were acquired under a 2019 IP transfer agreement. According to Sevic, the METRO model (“METRO”) produced by Cenntro Electro Group Ltd. (“Cenntro”) and distributed by CAE derives directly from the CITELEC. The distribution of the METRO, therefore, allegedly infringes on Sevic’s IP rights. In its action, Sevic relies on (Belgian) copyright law and unfair business practices. Filing of the written statements (in Dutch) at the clerk’s office of the court of Brussels is required to be made by August 31, 2022. Cenntro does not believe that the court has jurisdiction to hear Sevic’s claims have merit and intends to vigorously defend against such claims.

On July 22, 2022, Xiongjian Chen filed a complaint against Cenntro Electric Group Limited (“CEGL”), Cenntro Automotive Group Limited (“CAG”), Cenntro Enterprise Limited (“CEL”) and Peter Z. Wang in the United States District Court of the District of New Jersey. The complaint alleges various causes of action against CEGL regarding stock options issued to Mr. Chen, arising out of an employment agreement between Mr. Chen and CAG and a letter agreement between Mr. Chen and CEL, including negligent misrepresentation, unjust enrichment, and conversion. The complaint asks for, among other things, money damages (including compensatory and consequential damages) of $19 million, interest and attorneys’ fees and expenses. CEGL has not filed an answer or moved to dismiss the complaint, as its deadline for doing so has not yet arrived.

On September 12, 2022, Lei Chen (“Chen”) filed a complaint with the Southern District of New York against Cenntro Electric Group Ltd. (“Cenntro”), Cenntro Automotive Corp., Cenntro Automotive Group, Greenland Technologies Holding Corp. (“GTEC”), Greenland Acquisition Corp, Zuguang “Peter” Wang, and Raymond Wang (collectively the “Defendants”). Chen raises claims for employment law issues relating to breach of contract, fraud, fraudulent misrepresentation, and promissory estoppel claims, as well as slander and libel claims, and violations of New York Civil Rights Law §50 and 51, etc. Given that it is at the early stage we are currently unable to predict the outcome and the potential range of damages of this matter.

Corporate Information

Cenntro was incorporated in Australia on May 11, 2017 under the Australian Corporations Act 2001 (Cth) (the “Corporations Act”) with company registration number ACN 619 054 938, as an Australian public company limited by shares. Our principal executive offices are located at 501 Okerson Road, Freehold, New Jersey, 07728, and our telephone number is (732) 820-6757. Our current registered office and current principal place of business in Australia are located at MinterEllison, Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000, Australia. Our website address is www.cenntroauto.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of June 20, 2018, which was the date of the first sale of our Ordinary Shares pursuant to an effective registration statement. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three-year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders are exempt from, among other things, the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

The Listing Rules of The Nasdaq Stock Market LLC (“Nasdaq”) allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australia) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report, which is incorporated herein by reference. See “Where You Can Find Additional Information” on page 24 and “Incorporation of Certain Documents by Reference” on page 26.

Summary of Risk Factors

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the risks involved in investing in our Company discussed in the section titled “Risk Factors” in this prospectus, beginning on page 4, as well as the risks discussed under the section titled “Risk Factors” included in our Annual Report and incorporated by reference herein. Below please find a summary of the risks and challenges we face organized under relevant headings.

Risks Related to this Offering (“Risk Factors – Risks Related to this Offering” beginning on page 4 of this prospectus)

•	Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares. (see page 4 of this prospectus);
•
We have debts and may incur additional debts in the future. Our debt repayment obligations may limit our available resources and the terms of debt instruments may limit our flexibility in operating our business. Our business might not generate sufficient cash flow from operations and future financing might not be available in sufficient amounts or on favorable terms to enable us to make timely and necessary payments under the terms of our indebtedness or to fund our activities (see page 4 of this prospectus);

•
If we breach covenants under our outstanding debts, we could be held in default under such loans, which could accelerate our repayment dates and result in the transfer of our intellectual property. (see pages 4-5 of this prospectus);

Risks Related to Our Business and Financial Results (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Financial Results” in the Annual Report)

•	We have a limited operating history and face significant challenges in an emerging industry (see pages 5-6 of the Annual Report);
•	We have historically incurred losses from our operations and may not be profitable in the future (see pages 6-7 of the Annual Report);
•	Our ability to develop and manufacture ECVs of sufficient quality, on schedule and on a large scale is still evolving. (see page 7 of the Annual Report);
•
Our future success depends on our ability to introduce new models and we may experience delays in launching and ramping up production of our new ECV models. If we fail to coordinate these efforts and achieve market introduction and acceptance of our new ECV models in a timely manner, our business, financial condition, operating results and prospects could be adversely affected (see page 7 of the Annual Report);

•
Our operating results may be more volatile due to a high concentration of sales in relatively few channel partners. In the event that any relationship with a channel partner changes negatively, our operating results could be materially adversely affected. (see page 8 of the Annual Report);

•
The battery capacity of our ECVs will decline over time, which may negatively influence purchasing decisions by our channel partners and end-users. Such battery deterioration and the related decrease in range may negatively influence purchase decisions by channel partners and end-users. (see page 9 of the Annual Report);

•
We are dependent on our suppliers, certain of which are single-source suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components of our ECVs at prices and volumes acceptable to us could have a material adverse effect on our business, prospects and operating results. (see page 10 of the Annual Report);

•
We rely on third parties to manufacture substantially all of our components and vehicle kits for each of our new series of ECV models. Our qualified suppliers and manufacturing partners may fail to deliver components and vehicle kits, respectively, according to schedules, prices, quality and volumes that are acceptable to us. Any delays in the manufacture of our vehicle kits could cause the loss of sales, and harm our brand, all of which could adversely affect our business, financial condition, operating results or prospects. (see page 11 of the Annual Report);

•
If disruptions in our transportation network continue to occur or our shipping costs continue to increase, we may be unable to sell or timely deliver our products, and our gross margin could decrease. (see pages 11-12 of the Annual Report);

•
The commercial viability of our Cenntro iChassis relies on third-party hardware and software that may not be available, which could render our product less marketable and negatively impact our business, prospects and operating results. (see page 12 of the Annual Report);

•
Global economic conditions could materially and adversely affect our business, financial condition, operating results and prospects. If global economic and financial market conditions do not improve or further deteriorate, our business, financial condition, operating results and prospects may be materially and adversely affected. (see page 14 of the Annual Report);

•
As we shift component and vehicle kit manufacturing to qualified suppliers and manufacturing partners, we may have to shorten the useful lives of any equipment to be retired as a result, and the resulting acceleration in our depreciation could adversely affect our financial results (see page 15 of the Annual Report);

•
We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays. If we fail to order sufficient quantities of product components in a timely manner, the delivery of vehicles to our channel partners could be delayed, which would harm our business, financial condition and operating results. (see page 16 of the Annual Report);

•
Our ECVs use lithium-ion battery cells, which have the potential to catch fire or vent smoke and flame and may lead to additional concerns about batteries used in automotive applications. Any incident involving battery cells may cause disruption to the operation of our facilities.  Moreover, any type of battery failure in relation to a competitor’s ECV may cause indirect adverse publicity for us and our ECVs. Such adverse publicity could negatively affect our brand and harm our business, financial condition, operating results and prospects. (see page 16 of the Annual Report);

•
We have identified a material weakness in our internal control over financial reporting that could materially harm our company. If we fail to remediate the material weakness, or if we experience material weaknesses in the future, we may not be able to accurately and timely report our financial condition or results of operations, which may adversely affect investor confidence in us. (see pages 16-17 of the Annual Report);

Risks Related to Our Industry (for a more detailed discussion, see “Item 3. Key Information-D. Risk Factors-Risks Related to Our Industry” in the Annual Report)

•
The unavailability or reduction of government and economic incentives or the elimination of regulatory policies which are favorable for ECVs could materially and adversely affect our business, financial condition, operating results and prospects. (see page 17 of the Annual Report);

•
We could experience cost increases or disruptions in the supply of raw materials or components used in our vehicles, and a shortage of key components, such as semiconductors, can disrupt our production of ECVs. The prices for these raw materials fluctuate depending on factors beyond our control, including market conditions and global demand for these materials, and could adversely affect our business and operating results. (see pages 18-19 of the Annual Report);

•
Increases in the cost, disruptions of supply or shortages of lithium-ion batteries could harm our business. Any disruption in the supply of battery cells could temporarily disrupt the planned production of our ECVs until such time as a different supplier is fully qualified. Over the past two years, beginning with the COVID-19 crisis in early 2020, lithium-ion battery shortages have increased lead times for procurement and caused significant price increases over such period. Such shortages have had, and will continue to have, a negative impact on vehicle production, gross profit margin, product delivery time and revenue recognition. (see page 19 of the Annual Report);

•
Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for our ECVs. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay the development and introduction of new and enhanced EVs, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. (see page 19 of the Annual Report);

•
The automotive market is highly competitive, and we may not be successful in competing in this industry. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results, and prospects. (see page 19 of the Annual Report);

•
If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position. We may be unable to keep up with changes in ECV technology, and we may suffer a resulting decline in our competitive position, which would materially and adversely affect our business, financial condition, operating results and prospects. (see page 20 of the Annual Report);

Risks Related to Legal and Regulatory Matters (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Legal and Regulatory Matters” in the Annual Report)

•
Our business is subject to substantial regulations, which are evolving, and unfavorable changes or the failure by us or our channel partners to comply with these regulations could materially and adversely affect our business, financial condition, operating results and prospects. (see page 20 of the Annual Report);

•
Our ECVs may be subject to product liability claims or recalls which could cause us to incur expenses, damage our reputation or result in a diversion of management resources. Any claims or recalls associated with our ECVs could exceed our insurance coverage and materially and adversely affect our business, financial condition, operating results and prospects. (see page 20 of the Annual Report);

•
Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties. Any failure to adequately protect our intellectual property rights could result in the weakening or loss of such rights, which may allow our competitors to offer similar or identical products or use identical or confusingly similar branding, potentially resulting in the loss of some of our competitive advantage, a decrease in our revenue or an attribution of potentially lower quality products to us, which would adversely affect our business, financial condition, operating results and prospects.  (see pages 21-22 of the Annual Report);

•
Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines. We are required to comply with all applicable national and local regulations regarding the protection of the environment. If more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. Additionally, if we fail to comply with present or future environmental rules or regulations, we may be liable for cleanup costs or be required to pay substantial fines, suspend production or cease operations (see pages 2324 of the Annual Report);

•
We seek to continuously expand and improve our information technology systems and use security measures designed to protect our systems against breaches and cyber-attacks. If these efforts are not successful, our business and operations could be disrupted, and our operating results and reputation could be harmed.  (see page 24 of the Annual Report);

•
Data collection is governed by restrictive regulations governing the use, processing, and cross-border transfer of personal information. To the extent we are required to comply with regulations under the GDPR, the UK GDPR, the ePrivacy Regulation (once effective), the Cybersecurity Law and the DSL, any non-compliance could adversely affect our business, financial condition, results of operations and prospects. Compliance with Data Security Regulations may be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with any future activities. (see pages 25-26 of the Annual Report);

•
Any unauthorized control or manipulation of our ECV’s information technology systems could result in loss of confidence in us and our ECVs and harm our business. Any unauthorized access to or control of our ECVs or their systems or any loss of data could result in legal claims or proceedings and reports of unauthorized access to our ECVs, their systems or data, as well as other factors that may result in the perception that our ECVs, their systems or data are capable of being “hacked,”. These reports could adversely affect our brand, business, financial condition, operating results and prospects. (see page 26 of the Annual Report);

Risks Related to Doing Business in China (for a more detailed discussion, see “Item 3. Key Information-D. Risk Factors- Risks Related to Doing Business in China” in the Annual Report)

•
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition and prospects. (see page 27 of the Annual Report);

•
The PRC government may intervene or otherwise adversely affect our operations at any time, or may exert more control over foreign investment in issuers with operations in China, which could materially affect our operations. (see page 28 of the Annual Report);

•
Uncertainties with respect to the Chinese legal system could materially and adversely affect us and may restrict the level of legal protections to foreign investors. Any litigation in China may be protracted and may result in substantial costs and diversion of our resources and management’s attention. The legal system in China may not provide investors with the same level of protection as in the United States or Australia. (see page 28 of the Annual Report);

•
We currently conduct a significant amount of our operations through our subsidiaries established in China. Adverse regulatory developments in China may subject us to additional regulatory review or regulatory approval, and additional disclosure requirements. Also, regulatory scrutiny in response to recent tensions between the United States and China may impose additional compliance requirements for companies like ours with significant China-based operations. These developments could increase our compliance costs or subject us to additional disclosure requirements. (see page 29 of the Annual Report);

•
Fluctuations in the value of the RMB and restrictions on currency exchange may adversely affect our business. Currency exchange rate fluctuation in either direction can negatively impact our results of operations or financial condition. Appreciation in RMB could have the effect of increasing our operating costs so long as a material amount of our current operations occur in China. Conversely, appreciation of USD against the RMB could have the effect of reducing the value of our cash and cash equivalents in China for the purpose of paying any cash dividends. (see page 30 of the Annual Report);

•
We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. (see page 31 of the Annual Report);

•
It may be difficult for overseas regulators to conduct investigations or collect evidence within China. Shareholder claims or regulatory investigations that are common in the United States and other developed countries generally are difficult to pursue as a matter of law or practicality in China. (see page 32 of the Annual Report);

•
You may experience difficulties in enforcing foreign judgments or bringing actions in China against us based on foreign laws. China does not have any treaties or other forms of reciprocity with the United States or Australia that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or Australia against any of our subsidiaries or assets located in China. (see page 33 of the Annual Report);

Risks Related to Ownership of Our Ordinary Shares (for a more detailed discussion, see “Item 3. Key Information-D. Risk Factors- Risks Related to Ownership of Our Ordinary Shares” in the Annual Report)

•
Our Ordinary Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. (see pages 34-35 of the Annual Report);

•
Our Ordinary Share price may be volatile, and the value of our Ordinary Shares may decline due to broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, that may negatively impact the market price of our Ordinary Shares (see pages 35-26 of the Annual Report);

•
Future sales of our Ordinary Shares by us in the public market could cause the market price of our Ordinary Shares to decline. The issuance of additional Ordinary Shares in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders and may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Ordinary Shares to decline. (see page 36 of the Annual Report);

•
We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Ordinary Shares. (see page 37 of the Annual Report);

•
There can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Capital Market. Our failure to meet the continued listing requirements could result in a de-listing of our Ordinary Shares, such as the minimum stockholder’s equity requirement, the minimum bid price requirements or the minimum market value of publicly held shares requirement. If we fail to comply, Nasdaq staff may take steps to de-list our Ordinary Shares and a notice of de-listing or any de-listing would likely have a negative effect on the price of our Ordinary Shares and may impair our shareholders’ ability to sell our Ordinary Shares when they wish to do so. (see page 37 of the Annual Report);

•
As a foreign private issuer, we are permitted and expect to follow certain home country corporate governance practices (in our case Australian) in lieu of certain Nasdaq requirements applicable to domestic issuers and we are permitted to file less information with the SEC than a company that is not a foreign private issuer. Australian home country practices may afford less protection to holders of our securities than that provided under the exchange listing rules of Nasdaq (the “Nasdaq Listing Rules”). (see page 37 of the Annual Report); and

•
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Ordinary Shares less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards. (see page 38 of the Annual Report).

Holding Foreign Companies Accountable Act (the “HFCAA”)
Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the Public Company Accounting Oversight Board (the “PCAOB”), is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the Determination Report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, United States Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor.

Our current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included in the Annual Report, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the Determination Report. Marcum Asia has been inspected by the PCAOB on a regular basis with the last inspection in 2020. However, as noted above, recent developments create uncertainty as to the PCAOB’s continued ability to conduct inspections of our independent accounting firm Marcum Asia.

Our ability to retain an auditor subject to the PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. With respect to audits of companies with operations in China, such as the Company, there are uncertainties about the ability of our auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. If the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Accordingly, the HFCAA calls for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the China Securities Regulatory Commission and China’s Ministry of Finance (the “MOF”). The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, the signed SOP Agreements are just the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. In addition, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. For more information see risk factors on pages 4 to 5, and 34 to 35 of the Annual Report.

Transfers of Cash Between our Company and Our Subsidiaries

Cash transfers through the Company since inception are primarily attributed to: 1) capital contribution from the Cenntro Electric Group Limited (“CEGL”) to its subsidiaries; 2) shareholder loans from CEGL to its subsidiaries; or 3) payment from one group company to another through intercompany transactions. During the year ended December 31, 2021, the total material cash transfer of other assets within the organization was USD 30 million. The transfer consisted of a $19.2 million loan from Naked Brand Group Limited (“NBGL”), as CEGL was then named, to Cenntro Automotive Group Limited, a wholly owned Hong Kong subsidiary (“CAGHK"), and a $10.8 million loan to Cenntro Automotive Corporation, a wholly owned Delaware subsidiary (“CAC”). The $19.2 million loan was later injected by CAGHK into subsidiaries wholly owned by CAGHK as registered capital.  The loan to CAGHK loan was forgiven after the closing of the acquisition of CAGHK and CAC by NBGL (which subsequently became CEGL via a name change) on December 30, 2021. There was no cash amount transferred from the operating subsidiaries to the holding companies during the year 2021 in the form of loans, advances, or dividends. As of the date of this filing, the Company has not yet been profitable and none of our operating subsidiaries have made any dividend or distributions to the holding company or through the intermediate holding companies, or to investors including U.S. investors.

Our subsidiaries are permitted to pay dividends to us only out of their accumulated profits. Additionally, each of our subsidiaries in the PRC must make appropriations from after-tax profit to a statutory surplus reserve fund. The reserve fund requires an annual appropriation of 10% of after-tax profit (determined under accounting principles generally accepted in the PRC at each year-end) after offsetting accumulated losses from prior years until such reserve reaches 50% of the subsidiary’s registered capital. The reserve fund can only be used to increase the registered capital and eliminate further losses of the respective companies under PRC regulations. These reserves are not distributable as cash dividends, loans or advances. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Total restrictions placed on the distribution of the Company’s PRC subsidiaries’ net assets were $37,383,696, or 14% of the Company’s total consolidated net assets as of December 31, 2021.

In addition, under the regulations of the State Administration of Foreign Exchange of the PRC (“SAFE”), Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments, and investments outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made.

THE OFFERING

This prospectus relates to the offer and resale by the Selling Shareholders of up to 76,673,339 Ordinary Shares. All of the Conversion Shares and Warrant Shares when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Conversion Shares and Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Ordinary Shares being offered by the Selling Shareholders	76,673,339 Ordinary Shares
Ordinary Shares outstanding immediately prior to the Offering	261,307,722 Ordinary Shares(1)
Ordinary Shares outstanding after the Offering	337,981,061 Ordinary Shares
Plan of distribution	The Ordinary Shares covered by this prospectus may be sold by the Selling Shareholders in the manner described under the section entitled “Plan of Distribution.”
Use of proceeds
We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Shareholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share, for cash, which may result in gross proceeds of up to $44,198,472.14. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds” of page 7.

Risk factors
See the section titled “Risk Factors” beginning on page 4 and the other information included or incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our Ordinary Shares. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Listing	Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “CENN”.

(1)	The number of Ordinary Shares issued and outstanding is based on 261,307,722 Ordinary Shares outstanding as of September 19, 2022 and excludes the following:

•	9,173,803 Ordinary Shares issuable upon the exercise of options outstanding as of September 19, 2022, granted under the 2016 Plan, at a weighted-average exercise price of $1.1053 per Ordinary Share;

•
25,965,234 Ordinary Shares which may be issued under our Cenntro Electric Group Limited 2022 Stock Incentive Plan (the “2022 SIP”), which has been approved by the Board of Directors, including 12,897,063 Ordinary Shares issuable upon the exercise of options that were approved by the Board of Directors;

•	7,789,571 Ordinary Shares which may be issued under the Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (the “2022 ESPP”), which has been approved by the Board of Directors;

•	33,428 Ordinary Shares which may be issued upon exercise of our outstanding warrants as of September 19, 2022, at a weighted-average exercise price of $202.97 per Ordinary Share; and

•
15,948 Ordinary Shares which may be issued upon exercise of options outstanding as of September 19, 2022, granted to NBGL’s former non-employee directors, at a weighted-average exercise price of $8.6452 per Ordinary Share.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under the section titled “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment. Our actual results could differ materially from those anticipated in forward-looking statements included in this prospectus as a result of certain factors, including the risks mentioned elsewhere in this prospectus. Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.” For more information, see the section entitled “Where You Can Find Additional Information” and “Incorporation by Reference of Certain Documents.”

Risks Related to Our Ordinary Shares and this Offering

Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.

The Selling Shareholders are offering for resale under this prospectus an aggregate of up to 76,673,339 Ordinary Shares, or approximately 29.34% of our outstanding Ordinary Shares as of the date of this prospectus. The resale of all or a substantial portion of the Ordinary Shares offered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.

We have debts and may incur additional debts in the future. Our debt repayment obligations may limit our available resources and the terms of debt instruments may limit our flexibility in operating our business.

As of the date of this prospectus, we had total outstanding notes in a principal amount of approximately $61.25 million, comprised of the Convertible Notes. Subject to the limitations under the terms of our existing debt, we may incur additional debt, secure existing or future debt or refinance our debt. In particular, we may need to incur additional debts to fund our activities, and the terms of such financing may not be attractive.

Even if the holders of our Convertible Notes convert all of those notes into shares, we will use a substantial portion of our cash flows, cash on hand and/or capital raises to pay the principal and interest on our indebtedness. These payments will reduce the funds available for working capital, capital expenditures and other corporate purposes and will limit our ability to obtain additional financing for working capital or making capital expenditures for expansion plans and other investments, which may in turn limit our ability to implement our business strategy. Our debt may also increase our vulnerability to downturns in our business, in our industry or in the economy as a whole and may limit our flexibility in terms of planning or reacting to changes in our business and in the industry and could prevent us from taking advantage of business opportunities as they arise. Our business might not generate sufficient cash flow from operations and future financing might not be available in sufficient amounts or on favorable terms to enable us to make timely and necessary payments under the terms of our indebtedness or to fund our activities.

In addition, the terms of certain of our debt facilities subject us to certain limitations in the operation of our business, due to restrictions on incurring additional debt and encumbrances, carrying out corporate reorganizations, selling assets, paying dividends or making other distributions. Any debt that we incur or guarantee in the future could be subject to additional covenants that could make it difficult to pursue our business strategy, including through potential acquisitions or divestitures.

If we breach covenants under our outstanding debts, we could be held in default under such loans, which could accelerate our repayment dates and result in the transfer of our intellectual property.

If we were to default on any of our debt, we could be required to make immediate repayment, other debt facilities may be cross-defaulted or accelerated, and we may be unable to refinance our debt on favorable terms or at all, which would have a material adverse effect on our financial position.

In addition, in connection with the $61.25 million loan under the Securities Purchase Agreement entered into with various creditors on July 20, 2022, we granted the administrative agent for the lenders a security interest in our United States held intellectual property. If we were to default and the administrative agent acquired our United States held intellectual property, we may not be able to continue our operations as currently carried out.

Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. A bill corresponding to the Senate’s Accelerating Holding Foreign Companies Accounting Act was introduced in the U.S. House of Representatives on December 13, 2021, though such legislation has not yet been passed. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an Annual Report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

Our current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included in this annual report on Form 20-F, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia, whose audit report is included in this prospectus, is headquartered in New York, New York, and, as of the date of this annual report, was not included in the list of PCAOB Identified Firms in the Determination Report. Marcum Asia has been inspected by the PCAOB on a regular basis with the last inspection in 2020. However, as noted above, recent developments create uncertainty as to the PCAOB’s continued ability to conduct inspections of our independent accounting firm Marcum Asia.

Our ability to retain an auditor subject to the PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. With respect to audits of companies with operations in China, such as the Company, there are uncertainties about the ability of our auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. If the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Such a prohibition would substantially impair an investor’s ability to sell or purchase the Company’s Ordinary Shares and negatively impact the price of the Ordinary Shares. Accordingly, the HFCAA calls for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

In addition, on August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the China Securities Regulatory Commission and China’s Ministry of Finance (the “MOF”). The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, the signed SOP Agreements are just the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. In addition, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein and therein, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our future financial performance, including expectations regarding our revenue, expenses and other operating results;
•	our ability to establish new channel partners and successfully retain existing channel partners;
•	our ability to anticipate market needs and develop and introduce new and enhanced vehicles to adapt to changes in our industry;
•	our ability to achieve or sustain profitability;
•	our ability to successfully enter new geographic markets and manage our international expansion;
•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;
•	our expectations concerning relationships with our supply chain providers;
•	our ability to promote our brand;
•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;
•	our ability to protect our intellectual property rights and any costs associated therewith;
•	the inherent risks related to the electric commercial vehicle industry;
•	our ability to compete effectively with existing and new competitors; and
•	our compliance with applicable regulations and our ability to adjust to regulatory developments that become applicable to our business.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein and in documents incorporated by reference primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and the documents incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained herein. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, performance, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date hereof, and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in herein and in the documents incorporated by reference herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made herein to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

USE OF PROCEEDS

All the Ordinary Shares sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Ordinary Shares under this prospectus. We will bear the out-of-pocket costs, expenses and fees incurred by us in connection with the registration of the Ordinary Shares to be sold by the Selling Shareholders, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel (excluding the fees and disbursements of counsel to certain investors), or collectively, the Registration Expenses. The Selling Shareholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of Ordinary Shares.

However, we will receive proceeds upon the cash exercise of each of the Warrants unless the Selling Shareholders chooses to exercise such options on a cashless basis. Upon exercise of the Investor Warrants for all 24,733,336 Investor Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $39,820,670.96, at the exercise price is $1.61 per share and upon exercise of the Placement Agent Warrants for all 2,473,334 Placement Agent Warrant Shares, we will receive aggregate gross proceeds of $4,377,801.18, at the exercise price of $1.77 per share. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares. Any proceeds we receive from the exercise of the Warrants will be used for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2022 and December 31, 2021 derived from our unaudited and audited consolidated financial statements, respectively, incorporated by reference into this prospectus. You should read the financial data in the following table in conjunction with our financial statements and related notes incorporated by reference into this prospectus and the other financial information incorporated by reference in this prospectus from our SEC filings.

	As at June 30, 2022 (Unaudited)		As at December 31, 2021 (Audited)
Cash and Cash Equivalents	$182,965,993		$261,069,414
Total Debt, including current portions
Loans from third parties	⸺	(1)	419,642	(1)
Amounts due to related parties	4,908,209	(1)(2)	15,756,028	(1)(2)
Equity
Ordinary Shares (No par value: 261,256,254 shares issued and outstanding)	⸺		⸺
Additional paid in capital	376,211,795		374,901,939
Accumulated Deficit	(132,119,583)		(109,735,935)
Accumulated other comprehensive loss	(5,347,621)		(1,392,699)
Total equity attributable to shareholders	238,744,591		263,773,305
Non-controlling interests	1,014,515		⸺
Total Equity	239,759,106		263,773,305
Total Capitalization	$244,667,315		$279,948,975

(1)	As of March 31, 2022, we have paid off all outstanding borrowings due to third parties and related parties.

(2)	Includes a reduction of capital from Cenntro by CAG of $13,930,000 prior to the closing of the Combination. The payment by Cenntro of $13,930,000 was made to CAG in February 2022.

PRESENTATION OF U.S. GAAP FINANCIAL INFORMATION RATHER THAN IFRS FINANCIAL INFORMATION

The financial information included herein and the consolidated and combined financial statements incorporated by reference herein have been prepared in accordance with U.S. generally accepted accounting principles. As an Australian public company limited by shares, we are subject to the Australian Corporations Act 2001 (Cth) (the “Corporations Act”), which requires that financial statements be prepared and audited in accordance with Australian Auditing Standards (“AAS”) and international financial reporting standards (“IFRS”) and lodged with the Australian Securities and Investments Commission (“ASIC”). The financial information in this prospectus is considered “non-IFRS financial information” under the Australian Securities and Investment Commission’s Regulatory Guide 230: ‘Disclosing non-IFRS financial information.’ Such non-IFRS financial information may not be comparable to similarly titled information presented by other entities and should not be construed as an alternative to other financial information prepared in accordance with AAS or IFRS.

We believe that our results determined in accordance with U.S. GAAP (“GAAP Results”) are useful in evaluating operational performance. We use our GAAP Results to evaluate ongoing operations, for internal planning and forecasting purposes and for informing our investors based in the United States. Our GAAP Results are not a measurement of our financial performance under IFRS and should not be considered as an alternative to performance measures derived in accordance with IFRS. By providing this non-IFRS financial information, together with the reconciliation, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. We caution investors that amounts presented in accordance with U.S. GAAP may not be comparable to similar measures presented in accordance with IFRS.

The following U.S. GAAP to IFRS reconciliation tables include IFRS information as of and for the six months ended June 30, 2022 and 2021. The December 31, 2021 IFRS information was derived from the Company’s Annual Report dated December 31, 2021 filed with ASIC in accordance with the Corporations Act.

The following table reconciles our balance sheet under U.S. GAAP with our unaudited balance sheet under IFRS as of June 30, 2022 and our audited balance sheet under IFRS as of December 31, 2021, respectively:

	For the Six Months Ended				For the Year Ended
	June 30, 2022 (Unaudited)					December 31, 2021 (Audited)
Balance Sheet:	U.S. GAAP	IFRS Difference		IFRS	U.S. GAAP	IFRS Difference		IFRS
Current assets
Cash and cash equivalents	$182,965,993	-		$182,965,993	$261,069,414	-		261,069,414
Restricted cash	573,597	-		573,597	595,548	-		595,548
Accounts receivable, net	2,516,106	-		2,516,106	2,047,560	-		2,047,560
Inventories	20,920,414	-		20,920,414	8,139,816	-		8,139,816
Prepayment and other current assets	15,173,984	-		15,173,984	7,989,607	-		7,989,607
Amount due from related parties - current	582,561	-		582,561	1,232,634	-		1,232,634
Total current assets	222,732,655	-		222,732,655	281,074,579	-		281,074,579
		-
Non-current assets		-
Accounts receivable, net- non-current	1,173,268			1,173,268	-			-
Equity investments	428,435	-		428,435	329,197	-		329,197
Plants and equipment, net	1,545,238	-		1,545,238	1,301,226	-		1,301,226
Goodwill	10,874,027			10,874,027	-			-
Intangible assets, net	2,775,298	-		2,775,298	3,313	-		3,313
Right-of-use assets, net	8,650,035	-		8,650,035	1,669,381	-		1,669,381
Amount due from related parties - non-current	4,471,660			4,471,660	4,834,973			4,834,973
Other non-current assets, net	11,098,419	-		11,098,419	2,151,700	-		2,151,700
Total non-current assets	41,016,380			41,016,380	10,289,790			10,289,790
Total assets	$263,749,035			$263,749,035	$291,364,369			291,364,369

Current liabilities
Accounts payable	2,739,551	-		2,739,551	3,678,823	-		3,678,823
Accrued expense and other current liabilities	4,172,864	-		4,172,864	4,183,263	-		4,183,263
Contractual liabilities	2,731,428	-		2,731,428	1,943,623	-		1,943,623
Operating lease liabilities, current	1,426,428	-		1,426,428	839,330	-		839,330
Amount due to related parties	4,908,209	-		4,908,209	15,756,028	-		15,756,028
Total current liabilities	15,978,480			15,978,480	26,401,067			26,401,067

Non-current liabilities
Other non-current liabilities	100,000	-		100,000	700,000	-		700,000
Deferred tax liabilities	832,589	-		832,589	-			-
Operating lease liabilities, non-current	7,078,860	-		7,078,860	489,997			489,997
Total non-current liabilities	8,011,449	-		8,011,449	1,189,997			1,189,997
Total liabilities	$23,989,929			$23,989,929	$27,591,064			27,591,064

Equity
Ordinary shares (No par value; 261,256,254 shares issued and outstanding as of June 30, 2022 and December 31, 2021)	-	-		-	-	-		-
Additional paid-in capital	376,211,795	184,847,248	(1)	561,059,043	374,901,939	186,157,104	(1)	561,059,043
Accumulated other comprehensive loss	(5,347,621)	5,347,621	(2)	-	(1,392,699)	1,392,699		-
Reserves	-	19,235,062		19,235,062		21,880,128	(2)	21,880,128
Accumulated deficit	(132,119,583)	(209,429,931)		(341,549,514)	(109,735,935)	(209,429,931)		(319,165,866)
Total Stockholders’ Equity	238,744,591			238,744,591	263,773,305			263,773,305

Noncontrolling interest	1,014,515			1,014,515	-	-		-

Total Equity	239,759,106			239,759,106	263,773,305			263,773,305
Total Liabilities and Equity	$263,749,035			$263,749,035	$291,364,369			291,364,369

(1)
Includes $(24,582,683) (2021: $(23,272,827)) in share-based compensation payments and additional equity of $209,429,931 recognized in 2021 from the difference between the deemed transaction price and net assets acquired related to the Combination under IFRS.

(2)
Includes (i) a reclassification of Accumulated other comprehensive loss under U.S. GAAP of $5,347,621 (2021: $(1,392,699)) and (ii) a reclassification of Additional paid-in capital under U.S. GAAP of $24,582,683 (2021: $23,272,827) in share-based compensation payments to Reserves under IFRS.

DESCRIPTION OF CAPITAL SHARES

General

Our corporate affairs are principally governed by our Constitution and the Corporations Act. The rights and restrictions attaching to the Ordinary Shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our Ordinary Shares are summarized below.

Australia does not have a limit on the authorized share capital that may be issued and does not recognize the concept of par value. Subject to restrictions on the issue of securities in our Constitution, the Corporations Act and any other applicable law, we may at any time issue shares and grant options on any terms, with the rights and restrictions and for the consideration that our Board of Directors determine. The directors may decide the persons to whom, and the terms on which, shares are issued or options are granted as well as the rights and restrictions that attach to those shares or options.

Ordinary Shares

As of September 19, 2022, 261,307,722 Ordinary Shares are issued and outstanding. The number of Ordinary Shares outstanding does not include:

•	9,173,803 Ordinary Shares issuable upon the exercise of options outstanding as of September 19, 2022, granted under the 2016 Plan, at a weighted-average exercise price of $1.1053 per Ordinary Share;
•
25,965,234 Ordinary Shares which may be issued under our Cenntro Electric Group Limited 2022 Stock Incentive Plan (the “2022 SIP”), which has been approved by the Board of Directors, including 12,897,063 Ordinary Shares issuable upon the exercise of options that were approved by the Board of Directors;

•	7,789,571 Ordinary Shares which may be issued under the Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (the “2022 ESPP”), which has been approved by the Board of Directors;
•	33,428 Ordinary Shares which may be issued upon exercise of our outstanding warrants as of September 19, 2022, at a weighted-average exercise price of $202.97 per Ordinary Share; and
•
15,948 Ordinary Shares which may be issued upon exercise of options outstanding as of September 19, 2022, granted to NBGL’s former non-employee directors, at a weighted-average exercise price of $8.6452 per Ordinary Share.

Constitution and Corporations Act

The summary below relates to our Constitution as currently in effect. The summary below is of the key provisions of our Constitution and does not purport to be a summary of all of the provisions thereof or of all relevant provisions of Australian law governing the management and regulation of Australian companies.

Incorporation

We were incorporated in Australia on May 11, 2017, under the Corporations Act with Australian company number ACN 619 054 938. We are an Australian public company limited by shares.

Objects and Purposes

Our Constitution grants us full power and authority to exercise any power, take any action or engage in any conduct which the Corporations Act permits a company limited by shares to exercise, take or engage in.

Dividend Rights

Subject to the Corporations Act, the common law applicable to Australia and our Constitution, ordinary shareholders are entitled to receive such dividends as may be declared by the directors. If the directors determine that a final or interim dividend is payable, it is (subject to the terms of issue of any shares or class of shares) paid on all shares (other than partly paid shares) proportionate to the amount for the time being paid on each share (excluding amounts credited). Dividends may be paid by cheque, electronic transfer or any other method as the directors determine.

The directors have the power to capitalize the whole or part of the amount from time to time standing to the credit of any reserve account or otherwise available for distribution to shareholders. The capitalization must be in the same proportions which the shareholders would be entitled to receive if distributed by way of a dividend.

Subject to the Corporations Act, the common law applicable to Australia, the Constitution and the relevant rules and regulations of Nasdaq, the directors may pay a dividend out of any fund or reserve or out of profits derived from any source.

Voting Rights

Each of our ordinary shareholders is entitled to receive notice of and to be present, to vote and to speak at general meetings. Subject to any rights or restrictions attached to any shares, on a show of hands each ordinary shareholder present has one vote and, on a poll, one vote for each fully paid share held, and for each partly paid share, a fraction of a vote equivalent to the proportion to which the share has been paid up. Voting may be in person or by proxy, attorney or representative.

Two shareholders must be present to constitute a quorum for a general meeting and no business may be transacted at any meeting except the election of a chair and the adjournment of the meeting, unless a quorum is present when the meeting proceeds to business.

Variation of Class Rights

The Corporations Act provides that if a company has a constitution that sets out the procedure for varying or cancelling rights attached to shares in a class of shares, those rights may be varied or cancelled only in accordance with the procedure.

The rights attached to any class of shares (including the Ordinary Shares) may, unless the terms of issue state otherwise, be varied with the consent in writing of members holding at least three-quarters of the shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class.

Preemptive Rights

Ordinary shareholders do not have preemptive rights.

Directors

There must be a minimum of three directors and a maximum of 12 directors unless our shareholders in a general meeting resolve otherwise. The directors may set a maximum number of directors less than the current maximum in accordance with the Corporations Act and the Nasdaq Listing Rules. We must hold an election of directors at each annual general meeting of the Company. Each director, other than the managing director, is designated as either a class I, II or III director. A director designated as a class III director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2022 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class III director has been validly nominated by the members for election as a director in their place. A director designated as a class II director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2023 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class II director has been validly nominated by the members for election as a director in their place. A director designated as a class I director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2024 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class I director has been validly nominated by the members for election as a director in their place. A director appointed to fill a casual vacancy, who is not a managing director, holds office until the conclusion of the next annual general meeting following his or her appointment.

In connection with the Combination, NBGL entered into the Relationship Agreement. In accordance with the Acquisition Agreement and the Relationship Agreement, the Board consists of five directors, including the Wang Parties Nominee Directors and Mr. Davis-Rice, NBGL’s former chief executive officer and the director designated by NBGL. The Relationship Agreement further provides that, for so long as the Wang Parties collectively beneficially own at least 10% of the issued and outstanding Ordinary Shares, in the event that any of the Wang Parties Nominee Directors are removed as a director by members pursuant to section 203D of the Corporations Act, Mr. Wang may give notice in writing to the Company of the person that the Wang Parties wish to nominate in place of that previous Wang Parties Nominee Director, together with their consent to act, and the Company must ensure that such individual is appointed as a Wang Parties Nominee Director of the same class of director as the previous nominee within two business days of receipt of such notice and signed consent to act.

Our Constitution provides that no person shall be disqualified from the office of director or prevented by such office from contracting with us, nor shall any such contract or any contract or transaction entered into by or on our behalf in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to us for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. However, a director who has a material personal interest in a matter that is being considered by the directors must not be present at a meeting while the matter is being considered nor vote on the matter, except where permitted by the Corporations Act.

Each director is entitled to remuneration from our Company for his or her services as decided by the directors but the total amount provided to all directors for their services as directors must not exceed in aggregate in any financial year the amount fixed by us in general meeting. The remuneration of an executive director must not include a commission on, or a percentage of, profits or operating revenue. Remuneration may be provided in the manner that the directors decide, including by way of non-cash benefits. There is also provision for directors to be paid extra remuneration (as determined by the directors) if they devote special attention to our business or otherwise perform services which are regarded as being outside of their ordinary duties as directors or, at the request of the directors, engage in any journey on our business. Directors are also entitled to be paid all travelling and other expenses they incur in attending to our affairs, including attending and returning from general meetings or board meetings, or meetings of any committee engaged in our business.

Directors also may exercise all the powers of the Company to borrow or raise money, to charge any of the Company’s property or business or any of its uncalled capital, and to issue debentures or give any security for a debt, liability or obligation of the company or of any other person.

General Meetings

A general meeting of shareholders may be called by a directors’ resolution or as otherwise provided in the Corporations Act. The Corporations Act requires the directors to call a general meeting on the request of shareholders with at least 5% of the vote that may be cast at the general meeting. Shareholders with at least 5% of the votes that may be cast at a general meeting may also call, and arrange to hold, a general meeting themselves. In addition, where it is impracticable to call the meeting in any other way, an Australian court of competent jurisdiction may order a meeting of our members to be called.

The Corporations Act requires at least 21 clear days of notice to be given for a general meeting. Notice of a general meeting must be given to each person who, at the time of giving the notice, is a member, director or auditor of ours, or is entitled to a share because of the death of a shareholder (and who has satisfied the directors of his or her right to be registered as the holder of, or to transfer, the shares).

The notice of meeting must include the date and time of the meeting, the location, planned business for the meeting, information about any proposed special resolutions and information about proxy votes.

Changes in Capital

Australian law does not have a limit on the authorized share capital that may be issued and does not recognize the concept of par value. Subject to the Corporations Act, the Company may resolve to convert or reclassify shares from one class to another and the directors may do anything required to give effect to that resolution.

Indemnity

We have agreed to indemnify our current and past directors and other executive officers on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office or a related body corporate.

We maintain, to the extent permitted by law, insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office or a related body corporate.

Disposal of assets

The Corporations Act does not specifically preclude a company from disposing of its assets, or a significant portion of its assets. Subject to any other provision which may apply, a company may generally deal with its assets as it sees fit without seeking shareholder approval.

Rights of non-resident or foreign shareholders not residing in, or foreign to, Australia

There are no specific limitations in the Corporations Act which restrict the acquisition, ownership or disposal of shares in an Australian company by non-resident or foreign shareholders not residing in, or foreign to, Australia. The Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) regulates investment in Australian companies and may restrict the acquisition, ownership and disposal of our shares by non-resident or foreign shareholders not residing in, or foreign to, Australia.

Exchange Act Registration; Listing of our Securities

Our Ordinary Shares are registered under the Exchange Act and trade on the Nasdaq Capital Market under the symbol “CENN.” The last sale price of our Ordinary Shares on September 16, 2022, was US$1.19 per share. As of the date of this prospectus, no other class of our securities is listed on any national securities exchange or automated quotation system.

Our Transfer Agent

The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

PRIVATE PLACEMENT OFFERING

Summary of Terms of the Securities Purchase Agreement

On July 20, 2022, we entered into a Securities Purchase Agreement with certain purchasers, pursuant to which, we:

•
issued senior secured convertible promissory notes to the Selling Shareholders in the aggregate principal amount of $61,215,000 for an aggregate purchase price of $58,300,000 million on the date of such agreement; and

•	issued warrants to purchase up to 24,733,336 Ordinary Shares to the Selling Shareholders on the date of such agreement.

In exchange for the issuances of the senior secured convertible promissory notes and warrants, we received net proceeds from the Selling Shareholder of approximately $58.3 million.

The offering was conducted pursuant to a placement agency agreement, dated July 20, 2022 (the “Placement Agency Agreement”), between the Company and Univest Securities, LLC (the “Placement Agent”). The Company paid to the Placement Agent a total cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. The Company has also reimbursed the Placement Agent for all out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal fees, in the aggregate, US$150,000. Additionally, the Company issued to the Placement Agent the aforementioned Placement Agent Warrants for the purchase of 2,473,334 Ordinary Shares (equal to 5% of the conversion shares), with an exercise price of US$1.77 per share.

The Investor Warrants and Placement Agent Warrants (collectively, the “Warrants”) have a term of five years immediately exercisable on the date of issuance to purchase an aggregate of up to 27,206,670 Ordinary Shares. The Investor Warrants have an exercise price of $1.61 per share.

The gross proceeds of the Offering of $58,300,000, before deducting placement agent fees and other expenses, are being used for working capital and general corporate purposes.

Summary of Terms of the Convertible Notes

Exercisability. The Convertible Notes are convertible into the Ordinary Shares at a fixed per share conversion price equal to $1.2375, subject to adjustments as set forth in the Convertible Notes. The Convertible Notes, subject to an original issue discount of five percent (5%), have a term of twelve months and accrue interest at the rate of 8.0% per annum. The Convertible Notes are convertible into the Ordinary Shares at a fixed per share conversion price equal to $1.2375, subject to adjustments as set forth in the Convertible Notes. Under the Convertible Notes, the Company shall pay interest commencing on August 1, 2022, on the first trading day of each month, on each conversion date, and on the maturity date (as defined in the Convertible Notes), in cash or, at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares.

Conversion Limitation. At any time after the issuance of the Convertible Notes until the Convertible Notes are no longer outstanding, they shall be convertible, in whole or in part, into Ordinary Shares at the option of the purchaser, at any time and from time to time subject to the note holder’s conversion limitations set forth in the Convertible Notes. The conversion price in effect on any conversion date (as defined in the Convertible Notes) shall be equal to the lesser of (i) the fixed conversion price or (ii) eighty-five percent (85%) of the ten (10) day VWAP during the ten (10) consecutive trading days ending on the trading day that is immediately prior to the applicable conversion date, and in each case subject to adjustment set forth in the Convertible Notes. The Convertible Notes have a floor price of $1.00 per share.

Secured Obligation, Fundamental Transactions. The Convertible Notes contain certain covenants, and events of default and triggering events, respectively, which would require repayment of the obligations outstanding pursuant to such instruments. The obligations of the Company pursuant to the Convertible Notes are (i) secured by all assets of the U.S. subsidiaries of Company pursuant to the Security Agreement and the Trademark Security Agreement, each dated July 20, 2022, by and among the Company, the subsidiaries of the Company and the holders of the Convertible Notes, (ii) guaranteed jointly and severally by the subsidiaries of the Company pursuant to the Subsidiary Guarantee, dated July 20, 2022, by and among the Company, the subsidiaries of the Company and the purchasers’ signatory to the Purchase Agreement, and (iii) guaranteed jointly and severally by the chief executive officer of the Company pursuant to the Performance Guaranty, dated July 20, 2022, by and among the Company, the chief executive office of the Company and the placement agent.

Summary of Terms of the Investor Warrants

Exercisability. The Investor Warrants are immediately exercisable on the date of issuance to purchase an aggregate of up to 24,733,336 Ordinary Shares at an exercise price of $1.61 per share. The Investor Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of our Ordinary Shares underlying the Investor Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of our Ordinary Shares purchased upon such exercise. At any time after the two-month anniversary of the closing date of the offering, the holder may, in its sole discretion, elect to exercise the Investor Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of our Ordinary Shares determined according to the formula set forth in the Investor Warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the Investor Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Investor Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%.

Exercise Price Adjustment. The exercise price of the Investor Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The exercise price of the Investor Warrants will also be reduced, in the event that the Company subsequently sells Ordinary Shares or equivalents at a price which is less than the then current exercise price of the Investor Warrants, to a reduced price determined according to the formula set forth in the Investor Warrants.

Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company (or any subsidiary), directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), then, upon any subsequent exercise of this Warrant, the holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such fundamental transaction.

Summary of Terms of the Placement Agent Warrants

Exercisability. The Placement Agent Warrants are immediately exercisable on the date of issuance to purchase an aggregate of up to 2,473.334 Ordinary Shares at an exercise price of $1.77 per share. The Placement Agent Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of our Ordinary Shares underlying the Placement Agent Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of our Ordinary Shares purchased upon such exercise. At any time after the two-month anniversary of the closing date of the offering, the holder may, in its sole discretion, elect to exercise the Investor Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of our Ordinary Shares determined according to the formula set forth in the Placement Agent Warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the Placement Agent Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%.

Exercise Price Adjustment. The exercise price of the Placement Agent Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The exercise price of the Placement Agent Warrants will also be reduced, in the event that the Company subsequently sells Ordinary Shares or equivalents at a price which is less than the then current exercise price of the Placement Agent Warrants, to a reduced price determined according to the formula set forth in the Placement Agent Warrants.

Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company (or any subsidiary), directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), then, upon any subsequent exercise of this Warrant, the holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such fundamental transaction.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 76,673,339 Ordinary Shares. The Ordinary Shares being offered by the Selling Shareholders are the Conversion Shares issuable upon the conversion of all of the Convertible Notes, and the Warrant Shares issuable upon exercise of all of the Warrants. The Selling Shareholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Shareholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interests in the Ordinary Shares, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of July 20, 2022 regarding the beneficial ownership of our Ordinary Shares by the Selling Securityholders and Ordinary Shares being offered by the Selling Shareholders. The applicable percentage ownership of Ordinary Shares is based on approximately 261,307,722 Ordinary Shares outstanding as of the date of this prospectus. Information with respect to Ordinary Shares owned beneficially after the offering assumes the sale of all of the Ordinary Shares registered hereby. The Selling Shareholders may offer and sell some, all or none of their Ordinary Shares in this offering. See “Plan of Distribution.”

Except as set forth in the footnotes below, none of the Selling Shareholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been an officer or director of one of our affiliates. Each of the Selling Shareholders has acquired (or will acquire) the shares of our Ordinary Shares to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the Selling Shareholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the Ordinary Shares to be resold by such Selling Shareholders under the registration statement of which this prospectus forms a part.

Because a Selling Shareholder may sell, some or none of the Ordinary Shares that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our Ordinary Shares that will be held by a Selling Securityholder upon the termination of the offering. The information set forth in the following table regarding the beneficial ownership after the resale of shares is based upon the assumption that the Selling Shareholders will sell all of the Ordinary Shares covered by this prospectus at the applicable conversion price or exercise price.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Shareholders have sole voting and investment power with respect to all Ordinary Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Shareholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any Ordinary Shares as to which a Selling Shareholder has sole or shared voting power or investment power, and also any Ordinary Shares which such Selling Shareholder has the right to acquire within 60 days of September 19, 2022.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the selling securityholder’s method of distributing these shares.

	Shares Underlying the Convertible Notes				Shares Underlying the Warrants
Name of Selling Shareholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering†	Number Registered For Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Mingzhao Cai (1)	42,212,122	42,212,122	—	—	21,106,061	21,106,061	—	—
Guangrong Ao (2)	4,242,425	4,242,425	—	—	2,121,213	2,121,213	—	—
Honey Tree Trading LLC (3)	1,400,000	1,400,000	—	—	700,000	700,000	—	—
Assaf Shalev (4)	848,485	848,485	—	—	424,243	424,243	—	—
Adam Gefvert (5)	763,637	763,637	—	—	381,819	381,819	—	—
Univest Securities, LLC (6)	—	—	—	—	2,473,334	2,473,334	—	—
Total:	49,466,669	49,466,669	—	—	27,206,670	27,206,670	—	—

(1) Consists of (i) 42,212,122 Ordinary Shares  issuable upon the conversion of $52,237,500 principal amount of senior secured convertible promissory notes that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, plus accrued and unpaid interest thereon, based upon a conversion price of $1.2375 per share, which shares underlying the secured convertible promissory notes are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such secured convertible promissory notes will not have the right to convert any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of Ordinary Shares outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding, and (ii) 21,106,061 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares  that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.9%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise.

(2) Consists of (i) 4,242,425 Ordinary Shares  issuable upon the conversion of $5,250,000 principal amount of senior secured convertible promissory notes that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, plus accrued and unpaid interest thereon, based upon a conversion price of $1.2375 per share, which shares underlying the secured convertible promissory notes are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such secured convertible promissory notes will not have the right to convert any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of Ordinary Shares outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding, and (ii) 2,121,213 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares  that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.9%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise.

(3) Consists of (i) 1,400,000 Ordinary Shares issuable upon the conversion of $1,732,500 principal amount of senior secured convertible promissory notes that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, plus accrued and unpaid interest thereon, based upon a conversion price of $1.2375 per share, which shares underlying the secured convertible promissory notes are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such secured convertible promissory notes will not have the right to convert any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of Ordinary Shares outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding, and (ii) and 700,000 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares  that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.9%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. The business address of Honey Tree Trading LLC is 501 Silver Lane, Boca Raton, Florida 33432. Honey Tree Trading LLC’s principal business is that of a private investor. Barbara Knight is the managing director of Honey Tree Trading LLC and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by Honey Tree Trading LLC.

(4) Consists of (i) 848,485 Ordinary Shares issuable upon the conversion of $1,050,000 principal amount of senior secured convertible promissory notes that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, plus accrued and unpaid interest thereon, based upon a conversion price of $1.2375 per share, which shares underlying the secured convertible promissory notes are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such secured convertible promissory notes will not have the right to convert any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of Ordinary Shares outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding, and (ii) and 424,243 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares  that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.9%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. Assaf Shalev is associated with one or more FINRA members, none of whom are currently expected to participate in the resale pursuant to the registration statement of which this prospectus forms a part.

(5) Consists of (i) 763,637 Ordinary Shares   issuable upon the conversion of $945,000 principal amount of senior secured convertible promissory notes that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, plus accrued and unpaid interest thereon, based upon a conversion price of $1.2375 per share, which shares underlying the secured convertible promissory notes are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such secured convertible promissory notes will not have the right to convert any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of Ordinary Shares outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding, and (ii) and 381,819 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares  that were issued to the Selling Securityholder pursuant to the Securities Purchase Agreement, which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.9%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise.

(6) Consists of 2,473,334 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares  that were issued to the Selling Securityholder pursuant to the Placement Agency Agreement, which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.9%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. Yi Guo (Edric) is the managing director of Univest Securities, LLC and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by Univest Securities, LLC.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledges, assignees and successors-in-interest may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is effective;
•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If such Selling Shareholder effects such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Shareholder or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

Each Selling Shareholder may pledge or grant a security interest in some or all of the Ordinary Shares owned by it and, if any such Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares. We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement (excluding the fees and disbursements of counsel to certain investors), estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. Each Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, or provide contribution to such Selling Shareholder in accordance with the registration rights agreement. We may be indemnified by certain Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by such Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

TAXATION

Information regarding taxation is set forth under the heading “Item 10.E. Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.

EXPENSES

The following table sets forth the costs and expenses payable by us in connection with registering the Ordinary Shares offered hereby. All amounts listed below are estimates.

Itemized expense	Amount
SEC registration fee	$10,000
Legal fees and expenses	$60,000
Accounting fees and expenses	$20,000
Miscellaneous	$10,000
Total	$100,000

INTERESTS OF EXPERTS AND COUNSEL

None of our named experts or counsel has been employed by us on a contingent basis, owns an amount of shares in Cenntro Electric Group Limited or our subsidiaries which is material to them, or has a material, direct or indirect economic interest in us or depends on the success of the securities which may be offered under this prospectus. Any update or change in the interests of our named experts and counsel will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

LEGAL MATTERS

Ortoli Rosenstadt LLP, New York, New York, is acting as counsel in connection with respect to certain legal matters as to United States federal securities and New York State law. MinterEllison, Sydney, Australia, is acting as counsel in connection to the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.

EXPERTS

The consolidated and combined financial statements of Cenntro Electric Group Limited and its consolidated subsidiaries as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a public limited Australian company. Two of our directors and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of some of our directors and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon certain persons that do not reside in the United States. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Australia would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers, directors, and principal shareholders are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:

•	our Amendment No. 1 to the Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on August 5, 2022;
•	our Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on April 25, 2022;
•
our reports on Form 6-K filed with the SEC on January 3, 2022, January 5, 2022, January 13, 2022, March 9, 2022, April 4, 2022, solely with respect to the disclosure under the heading Item 5.02 “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers”, May 5, 2022, May 17, 2022, June 3, 2022, July 21, 2022, July 29, 2022, August 16, 2022, September 13, 2022 and September 16, 2022; and

•
the description of our Ordinary Shares contained in our registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act, together with any amendments or reports filed with the SEC for the purposes of updating such description.

We are also incorporating by reference (i) all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this prospectus forms a part, and (ii) all such Annual Reports and certain reports on Form 6-K that we file after the effectiveness of the registration statement of which this prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus).

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Cenntro Electric Group Limited, Attn:

Peter Z. Wang,
501 Okerson Road,
Freehold, New Jersey 07728.

Such documents may also be accessed free of charge on our website at www.cenntroauto.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

CENNTRO ELECTRIC GROUP LIMITED

Up to 76,673,339 Ordinary Shares

PROSPECTUS

September 27, 2022